EXHIBIT 10.9

TransTech Systems, Inc.
A Visualant Company
June 8, 2010

Jim Gingo
TransTech Systems, Inc.

Dear Jim:

I am pleased to memorialize the terms of your employment with TransTech Systems, Inc., (“TransTech”) the newly acquired subsidiary of  Visualant, Inc.. (the “Company”) as its President and  commence on June 8, 2010 and lasting until June 8, 2013 (the “Term”).  Your employment with the Company will be on the terms and conditions stated in this letter.  If you decide to accept this employment offer, you will receive a monthly salary of $16,666 ($200,000 annualized) (“Base Salary”)), which will be paid in accordance with the Company's normal payroll procedures (currently bi-weekly?) and will be subject to the usual, required withholding.  In addition, the Board of Directors of the Company (the “Board”) will consider (but will not be obligated to effect) increases in your Base Salary on an annual basis to reflect market adjustments and/or to reward you for your contributions to the Company’s success.  You will participate in a Management by Objective ("MBO") incentive bonus plan for your benefit that will provide a bonus of up to Fifty Percent (50%) of your Base Salary during the Term.

You will work out of TransTech Systems’ principal executive offices located in Aurora, Oregon.  As the President of TransTech, you will report to the Board of TransTech and will have the duties and responsibilities customarily associated with such position, including, but not limited to, those duties and responsibilities as may be determined from time to time by the Board.  You agree not to actively engage in any other employment, occupation or consulting activity that is competitive with the business of TransTech or the Company for any direct or indirect remuneration during your employment with TransTech without the prior written consent of the Board, which consent will not be unreasonably withheld, conditioned or delayed.

You will have a seat on the Board of Directors of TransTech and the Company.

You will be eligible to participate in the employee benefit plans currently and hereafter maintained by TransTech of general applicability to other employees of the TransTech (“Employee Benefits”), including, without limitation (as applicable), TransTech’s group medical, dental, 401(k) and any and all nonqualified deferred compensation plans or arrangements as well as flexible-spending account plans.  TransTech reserves the right to cancel or change the benefit plans and programs it offers to you or its employees at any time  TransTech currently pays 90% of the Medical/Dental insurance premiums, and employees pay 10% of the premium for themselves and 100% for any qualified dependents they choose to add.You shall be entitled to paid vacation in accordance with TransTech’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by TransTech and you.

You shall be entitled to paid vacation in accordance with TransTech’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by TransTech and you.

In addition, except as otherwise provided herein, in the event that TransTech terminates your employment other than for Cause (defined below), or you voluntarily terminate your position with the TransTech as a result of a Constructive Termination (defined below), you will receive: (i) payment of an aggregate dollar amount equal to twelve (12) months of your then current annualized Base Salary (payable in equal installments over a period not to exceed twelve (12) months]), less usual, required withholdings; (ii) for a period of six (6) months following such termination event, and if you elect COBRA benefits, TransTech will pay the premiums necessary to provide you with continued group health insurance coverage under COBRA ((i) and (ii) together referred to herein as the “Continued Salary and Benefits”); provided, however, that you enter into and remain subject to a waiver and release of claims in favor of TransTech and the Company in a form satisfactory to TransTech and the Company (such release of claims shall not include any claims against persons or entities affiliated with TransTech and/or the Company which claims do not relate to or arise out of TransTech or the Company's business or your relationship with TransTech or the Company as an employee or shareholder).  Such amounts shall be paid after any right to revoke the waiver and release of claims has lapsed.  Notwithstanding the foregoing,  if the termination occurs after a Change of Control, the Company (or any successor entity in control) will pay you the Continued Salary and Benefits for the longer of (a) six (6) months or (b) the difference between Twenty-Four (24) months and the number of months of your employment with the Company as of the termination date, and the severance amount will be payable in equal installments over a period not to exceed the number of months severance to be paid, less usual, required withholdings. For example, if the termination occurred after six (6) months of employment with TransTech, you would be paid the Continued Salary and Benefits for eighteen (18) months.

If TransTech ceases operations, TransTech terminates your employment for Cause or you voluntarily resign other than pursuant to a Constructive Termination, you would be entitled to no further compensation from the TransTech other than wages and accrued benefits earned as of the date of termination and as otherwise required by law.

In the event that any payment or benefit received or to be received by you pursuant to this agreement or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), notwithstanding the other provisions of this agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to you.

The parties intend that the payments and benefits or other compensation provided under this agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of such payments, benefits or other compensation.  The parties agree to modify this agreement, the timing (but not the amount(s)) of the payments or benefits provided herein, or both, to the extent necessary to comply with such Section 409A; provided that no modification shall increase the benefits provided to you by the TransTech.

As used herein, “Cause” is defined as any of the following events which occur during the term of this agreement: (i) your repeated failure, in the reasonable, good faith judgment of the Board, to substantially perform your reasonable assigned duties or responsibilities as a Service Provider (defined below) as directed or assigned by the Board (other than a failure resulting from your Disability)  continuing for a period of thirty (30) days or more following written notice thereof from the Board to you describing in reasonable detail those duties and/or responsibilities that the Board believes you have failed to perform; (ii) your engaging in knowing and intentional illegal conduct that was or is reasonably likely to be materially injurious to TransTech or the Company or its affiliates; (iii) your violation of a federal or state law or regulation, which was known or should have been known to you, applicable to TransTech or the Company’s business which violation was or is likely to be materially injurious to TransTech or the Company; (iv) your breach of a material term of this offer letter or any confidentiality agreement or invention assignment agreement between you and and TransTech or the Company following written notice thereof from the Board to you and your failure to cure such breach within twenty (20) days of receipt of such notice; (v) your being convicted of, or entering a plea of nolo contendere to, a felony; or (vi) your committing any material act of dishonesty or fraud against, or the misappropriation of material property belonging to TransTech, the Company or its affiliates.

As used herein, “Change of Control” is defined as any one of the following occurrences: (a) Company is party to a merger or consolidation with or into another entity (or group of entities) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold (solely in respect of their interests in the Company’s capital stock immediately prior to such merger or consolidation) at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity); (b) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a corporation, person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company, or (c) a sale, lease, assignment, transfer or disposal of all or substantially all of the assets of the Company (other than a pledge of such assets or grant of a security interest therein to a commercial lender in connection with a commercial lending or similar transaction); provided that the following shall not be considered a Change of Control: an equity financing of the Company in which the Company issues shares of its Common Stock or Preferred Stock.

As used herein, “Constructive Termination” is defined as any of the following, without your express written consent:  (i) a change in your title or position or a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction, or your removal from such title, position, duties and responsibilities, unless you are provided with comparable title, duties, position and responsibilities; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control of the Company but is not made the President of the acquiring corporation) shall not constitute “Constructive Termination”; (ii) a reduction by the Company of your fixed cash compensation as in effect immediately prior to such reduction (unless such reduction constitutes a Board-approved, across-the-board salary reduction applicable to all similarly-situated employees at the Company); (iii) a reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes a Board-approved, across-the-board benefits reduction applicable to all similarly-situated employees at the Company); (iv) your relocation to a facility or a location more than 100 miles from Aurora, Oregon; or (v) the failure of the Company to obtain the assumption of this offer letter by any successor.

As used herein, “Service Provider” is defined as a consultant to, or an employee or director of TransTech or the Company.

As used herein, “Termination After Change of Control” means either of the following events occurring within twelve (12) months after a Change in Control (defined above): (i) termination of your employment by TransTech or the Company for any reason other than for Cause (defined above); or (ii) you voluntarily terminate your position with TransTech as a result of a Constructive Termination (defined above).

You should be aware that your employment with TransTech prior to a Change in Control is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, TransTech is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice  If, for any reason, the Company defaults on its purchase of TransTech, this agreement terminates with no further obligation on the part of either party hereto.  We request that, in the event of resignation (in connection with a Constructive Termination or otherwise), you give the Company at least two (2) weeks’ notice.

During the period of your employment with TransTech, you shall not, without the prior approval of the Board of Directors (excluding the vote(s) of any interested directors), directly or indirectly through a family member or affiliated person or entity, enter into or become a party to any contract, agreement or relationship with TransTech the Company or any of its subsidiaries, except employment, equity issuance or indemnification agreements entered into in the ordinary course of business.

As a condition of your employment, you are also required to enter into a Confidential Information, Invention Assignment, and Arbitration Agreement in TransTech or the Company’s standard form which requires, among other provisions, the assignment of rights to any invention made during your employment at the Company, and non-disclosure of TransTech or Company proprietary information.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and TransTech and the Company agree that: (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) such arbitration shall be conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Seattle, Washington, or Portland, Oregon (iii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iv) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (v) the arbitration shall provide for adequate discovery, and (vi) TransTech and the Company shall pay all but the first $125 of the arbitration fees, unless the arbitration is initiated by the Company, in which case TransTech or the Company shall pay all of the arbitration fees.  In any arbitration or other legal proceeding between you and the Company, the substantially prevailing party shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs incurred.

This offer is also contingent upon the presentation of adequate documentation confirming your eligibility for employment in the United States.

To accept TransTech and the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  This letter, along with the Confidential Information, Invention Assignment, and Arbitration Agreement, and any agreements between you, TransTech and the Company concerning your indemnification by TransTech and/or the Company, set forth the terms of your employment with TransTech and supersede any prior oral or written representations or oral or written agreements, and any representations made during your recruitment, interviews or pre-employment negotiations.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a TransTech or Company Officer and you.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, such provision shall be enforced to the maximum extent possible given the intent of the parties, and the remainder of this letter shall continue in full force and effect without such provision.  The substantive laws of the State of Washington shall govern the interpretation and enforcement of this letter agreement.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.  You further acknowledge that this offer and the terms and conditions contained herein are in all respects subject to approval by the Board.

We look forward to your continued contributions to TransTech System, Inc. and Visualant, Inc.

Sincerely, /s/ Ron Erickson Ron Erickson Chairman and CEO of Visualant, Inc. Chairman of TransTech Systems, Inc.

Agreed to and accepted:

Signature:	/s/ Jim Gingo

Printed Name:	Jim Gingo

Date:	June 8, 2010

Enclosures
Duplicate Original Letter